[EQUITABLE OF IOWA COMPANIES LETTERHEAD]

                          EXHIBIT 5 and
                          EXHIBIT 23(b)



October 2, 1995


Equitable of Iowa Companies
604 Locust Street
Des Moines, Iowa  50309

Dear Ladies or Gentlemen:

I have acted as Counsel for Equitable of Iowa Companies, an Iowa corporation (the "Company"), in connection with the proposed sale of an aggregate of 100,000 shares of the Company's Common Stock (the "Shares") pursuant to the Company's Employee Stock Purchase Plan.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates, and statements of officers and accountants of the Company and of public officials and such other documents as I have considered relevant and necessary for the opinion hereinafter set forth.

On the basis of the foregoing, it is my opinion that when the Shares are sold they shall have been legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the Company's Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 33-51091).

Respectfully submitted,



John A. Merriman
General Counsel